Exhibit 99

Canterbury Park Holding Corporation Announces Real Estate Transactions and Related Developments

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 19, 2016--Canterbury Park Holding Corporation (NASDAQ: CPHC) (the “Company”) today announced it has completed two significant, previously announced real estate transactions. The Company also reported progress on related initiatives to facilitate its real estate development plans.

On May 13, 2016 the Company sold 23.8 acres of land on the north side of its Racetrack property to United Properties for approximately $4.3 million. Approximately $1.1 million of the purchase price was paid in cash, and the remaining approximately $3.2 million will be paid by United Properties to the Company under the terms of two promissory notes. The promissory notes provide for payment over a three year period at an interest rate of 1.43% and are secured by a mortgage on the property sold.

Also on May 13, 2016 the Company purchased approximately 32 acres adjacent to the Racetrack for a purchase price of $4,881,000, which completed previously announced arrangements under a December 2015 contract. This property, known as the “Hauer Farm” is immediately southwest of the Racetrack property and is also the site of the area attraction known as “Sever’s Corn Maze.”

Management Comments
“We are pleased to complete the purchase of the Hauer Farm property as we have always considered it a strategic fit for our development plans,” commented Mr. Randy Sampson, Canterbury Park’s President and Chief Executive Officer. “We are actively working on plans for the eventual development of this 32 acre parcel for an upscale multi-family residential project. However, for the near term we will continue to rent the property to the Peterson family for Sever’s Corn Maze, which draws thousands of visitors to RiverSouth every weekend during its fall season.

Mr. Sampson continued: “The 23.8 acre parcel on Fourth Avenue East that we sold to United Properties is immediately across the street from the new Amazon distribution center, making it most suitable for development as a business park. We are pleased to have the opportunity to work with United Properties, one of area’s top developers on this transaction. Also, an important feature of this sale is that, by combining the transaction with our purchase of the Hauer farm, we were able to structure it as a tax deferred exchange transaction using a qualified intermediary pursuant to IRS Code Section 1031. As a result, the majority of the approximately $3.9 million gain on the sale of the United Properties parcel will be deferred for income tax purposes.”

Mr. Sampson added: “I am also pleased to report progress we are making on two key initiatives that will enable us to more efficiently develop approximately 146 acres of our land that are not needed for our core businesses -- what we call 'underutilized property.' First, we recently completed a platting process for all of our land by filing the final Canterbury 6th Addition plat with Scott County. Under this plat, Canterbury Park’s land is now organized in an orderly series of lots and outlots which will facilitate the sale, lease and ultimate development of the Company’s underutilized property.”

Mr. Sampson concluded: “We are also making progress on the reorganization of our business structure to facilitate development of our underutilized land (the 'Reorganization'). The Reorganization is a key element to our future development plans because it will create the legal framework that will enable the Company to separate its regulated gaming businesses from its real estate development activities. We have made necessary filings with the Securities and Exchange Commission to enable us to include the proposed Reorganization on our Annual Shareholders Meeting agenda. Subject to completion of the SEC review process, we currently expect that our Annual Meeting will be held on Tuesday, June 28.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2016 live race meet begins on May 20 and ends September 17. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit www.canterburypark.com.

Important Information Regarding Information Filed with the SEC
The Company has filed a Registration Statement on Form S-4 and a preliminary Proxy Statement/Prospectus with the Securities and Exchange Commission with respect to the Reorganization described above. The Company will make a copy of the definitive Proxy Statement/Prospectus available through our website when it is available, and will transmit to all of our shareholders information regarding how to access the definitive Proxy Statement/Prospectus. The Proxy Statement/Prospectus and other information filed with the SEC contain important information about the Reorganization. Shareholders are urged to read the Proxy Statement and the other relevant materials carefully when they become available before deciding how to vote on the Reorganization.

When available, investors and shareholders may obtain free copies of the Proxy Statement/Prospectus and relevant other documents filed with the SEC by the Company through the EDGAR website maintained by the SEC at www.sec.gov. In addition, shareholders may obtain free copies of the Proxy Statement/Prospectus and the other relevant documents filed by the Company with the SEC by contacting David C. Hansen, Secretary, Canterbury Park Holding Corporation Dhansen@canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223